Segmentz, Inc. Closes Acquisition of Express-1;

Names Mike Welch as President

Founder of Express-1 named President as part of acquisition and ongoing expansion strategy; Current President, John Flynn, to remain as advisor to Chairman

FOR IMMEDIATE RELEASE

Company Contact: Investor Relations Contact:

Segmentz, Inc. Hayden Communications, Inc.

Allan Marshall Mark McPartland

813-989-2232 843-272-4653

TAMPA, Fla.--(BUSINESS WIRE)—September 8, 2004-- Segmentz, Inc. (AMEX: SZI - News), announced today that Mike Welch was named President and to the Board of Directors pursuant to the Stock Purchase of Express-1, Inc, which was successfully completed on September 1, 2004.

“Mike’s entrepreneurial spirit has driven Express-1 from startup to over $20 million in revenues,” commented Allan Marshall, Segmentz’ Chief Executive Officer. “His abilities will augment our ability to reach our goals for our shareholders.”

Allan Marshall continued, “Our expansion into the expedited business will be the cornerstone of our growth over the next several years, and with the success that Mike Welch and his team have had, it makes the most sense to empower him to lead that growth. John Flynn has been invaluable to our development during the last several years and we certainly wouldn’t have been able to be where we are today without his guidance and leadership. He will remain as a trusted advisor to the company and me for the future.”

Mr. Flynn commented, “This has been one of the most interesting opportunities of my career. I’m so proud to have played a pivotal part in Segmentz’s growth during these past three years with Allan Marshall and Dennis McCaffrey. As a shareholder, I am excited to bring Express-1’s technology and customer service platform, owner-operator business model and customer base into partnership with Segmentz’s offerings. This combination positions Segmentz to substantially expand its service offerings and results.”

New Segmentz President, Mike Welch added, “I'm pleased to have the opportunity of leading Segmentz in its new state of growth. As President, I plan to build Segmentz into a world-class premium transportation provider, building upon the solid base created by Allan, John and Dennis. Our future is very bright, and feel we have a lot of talented people to bring our goals to fruition.”

About Segmentz, Inc.

Segmentz, Inc. is a provider of transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 100 companies. The Company's services include regional outsourced trucking, time definite transportation, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. The Company is dedicated to providing services that are customized to meet its client's individual needs and flexible enough to cope with an ever-changing business environment. Segmentz, Inc. is publicly traded on the AMEX under the symbol SZI.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2003.

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